Exhibit 4.5

AMENDMENT TO THE AMENDED AND RESTATED
SECURITYHOLDER AGREEMENT

This Amendment to the Amended and Restated Securityholder Agreement (this “Amendment”), dated as of September 7, 2016 is entered into by and between General Communication, Inc., an Alaska corporation (the “Company”) and Searchlight ALX, Ltd., an exempted company under the laws of the Cayman Islands (the “Investor”).
RECITALS
WHEREAS, on July 13, 2015, the Company and the Investor entered into that Amended and Restated Securityholder Agreement (the “Agreement”) setting forth the party’s rights and obligation in connection with the Investor’s acquisition of certain securities, as set forth in the Agreement.
WHEREAS, each of the Investor and the Company deems it in its respective best interests to amend the Agreement in accordance with the terms set forth in this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.     Section 5.1(d) of the Agreement is hereby deleted in its entirety and replaced as follows:
(d)    acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any equity securities of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company's equity securities, except that subject to applicable securities laws limitations (including Company imposed blackout periods),

(i)
Investor may acquire shares of Capital Stock, provided that the aggregate number of shares of Capital Stock held of record or beneficially by Investor (other than shares acquired pursuant to clauses (ii) and (iii) below) does not exceed two million five hundred thousand (2,500,000) (subject to appropriate adjustments to reflect any Reorganization Event);

(ii)	Investor may acquire shares of Common Stock issuable upon exercise of the SARs); and

(iii)	Investor Nominee may acquire shares of Capital Stock issued pursuant to the Company’s Director Compensation Plan; or

2.     Except as expressly provided in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect.

3.     This amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
GENERAL COMMUNICATION, INC.

By:         /s/ Peter Pounds
Name:     Peter Pounds
Title:    Senior VP and Chief Financial Officer

SEARCHLIGHT ALX, LTD.

By:        /s/ Eric Zinterhofer
Name:     Eric Zinterhofer
Title:     Authorized Person